BARON ASSET FUND
                              BARON CAPITAL FUNDS
                               BARON SELECT FUNDS
                                  BAMCO, INC.
                              BARON CAPITAL, INC.

                                 CODE OF ETHICS

                          EFFECTIVE: JANUARY 30, 2004

A    INTRODUCTION
     ------------
     Rule 17j-1(a)(1) under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for certain persons in connection with the purchase or sale, directly or indirectly, by such persons of a security held or to be acquired by any series of Baron Asset Fund, Baron Capital Funds Trust, or Baron Select Funds, (collectively and individually a "Fund"):

     1.   To employ any device, scheme, or artifice to defraud a Fund;
     2. To make to a Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
     3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or
     4.   To engage in any manipulative practice with respect to a Fund.


     In view of the foregoing, the Board of Trustees of the Funds has determined to adopt this Code of Ethics ("Code") to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures. The provisions of this Code are applicable to all employees of the Funds; BAMCO, Inc. ("BAMCO"), the Funds' adviser; and Baron Capital, Inc. ("BCI"), the Funds' principal underwriter. Any material amendments to this Code must be approved by the Board no later than six months after adoption of a material change.

     It is the judgment of the Funds' Boards of Trustees and of BAMCO and BCI that as a matter of policy a code of ethics should not inhibit responsible personal investment within boundaries reasonably necessary to ensure compliance with applicable laws with respect to the Funds. The Funds' Boards of Trustees believe that as a matter of general fiduciary responsibility the following three principles must govern personal investment activities. First, the interests of the Fund's shareholders must and shall come first. In any decision relating to personal investment, all persons subject to this

Code must scrupulously avoid serving personal interests ahead of the shareholders'. For example, it would be a violation of the Code of Ethics for a portfolio manager to purchase a security for his own account that he believes a Fund managed by that portfolio manager may subsequently purchase. Second, personal investments should comport with the Code and should avoid any actual or potential conflicts of interest. The Boards of Trustees are committed to avoiding situations involving any real or possible impropriety, and persons subject to the Code should avoid conduct that creates a potential for problems. For example, it would be a violation of the Code of Ethics for a portfolio manager to purchase a security that would be an appropriate investment for a Fund managed by him/her for his/her personal account instead of for a Fund. Third, Fund personnel should not take inappropriate advantage of their position with or on behalf of a Fund. It is imperative that those who work for or on behalf of a Fund avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of shareholders. For example, a portfolio manager should not receive an investment opportunity from persons seeking or doing business with a Fund.

     This Code does not cover all possible areas of potential liability under the 1940 Act. Technical compliance with the Code will not automatically insulate from scrutiny trades by a person which show a pattern of abuse of the persons fiduciary duties to the Funds. Persons subject to this Code should review this Code carefully before engaging in any transactions other than the purchase or redemption of Fund shares if the transaction directly or indirectly involves themselves or family members and a Fund.

B.   DEFINITIONS
     -----------
     1.   "ADVISER" means BAMCO, Inc.
     2. "ACCESS PERSON" means any trustee other than a Disinterested trustee (as defined herein), officer, director, employee or advisory person of the Funds, the Adviser, or BCI.
     3. "ADVISORY PERSON" means (i) any access person of the Funds or the Adviser or any company in a control relationship to the Funds or the Adviser who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds or the Adviser who obtains information concerning the recommendations made to a Fund with regard to the purchase or sale of a security.
     4. "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. A person shall be deemed to beneficially own securities held by a spouse, minor child, or other person living with or financially supported by that person.
     5. "CONTROL" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.
     6. "DESIGNATED PERSON" means an individual or individuals appointed from time to time by the Funds' Board of Trustees for the purpose of this Code of Ethics.
     7. "DISINTERESTED TRUSTEE" means a Trustee of the Funds who is not an interested person of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.
     8. "INVESTMENT COMPANY" means a company registered as such under the 1940 Act and for which the Adviser is the investment adviser.
     9. "INVESTMENT-RELATED EMPLOYEE" means research analysts, research assistants, traders and trading assistants.
     10. "PORTFOLIO MANAGER" means any employee who has primary direct responsibility and authority to make investment decisions affecting a Fund.
     11. "PURCHASE OR SALE OF A SECURITY" includes, inter alia, the writing of an option to purchase or sell a security and the direct or indirect acquisition, or disposition, of beneficial ownership of such security.
     12. "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include money market funds, bank or brokerage cash sweep accounts or other cash or cash-equivalent co-mingled accounts, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. Exchange traded funds are considered securities.
     13. "SECURITY HELD OR TO BE ACQUIRED" means (i) any security which, within the most recent 15 days (1) is or has been held by a Fund, or (2) is being or has been considered by the Fund or its investment adviser for purchase by a Fund, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security, including warrants to purchase or sell the security.
     14.  "SECURITY  BEING  CONSIDERED  FOR  PURCHASE  OR  SALE"  occurs  when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.
     15.  "UNIVERSE"  means,  with  respect  to a  portfolio  manager of a Fund, securities  in the  Universe  for which  that  portfolio  manager  has primary
          direct investment responsibility and authority. The Designated Persons, acting in consultation with Ron Baron and/or the Board of Trustees, shall determine from time to time the industries and/or market cap ranges included in a Universe.

C.   RESTRICTIONS
     ------------
     1. No access person or Disinterested trustee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is (i)being considered for purchase or sale by a Fund, or (ii) being purchased or sold by a Fund.

     2.   Purchases, sales or other dispositions of securities

          a.   HELD BY A FUND.

               (i) General Rule. No access person may purchase or sell, directly
                   ------------
               or indirectly, any security held by a Fund or any security that is being considered for purchase or sale by a Fund. An access person who owns a security that is held by the Fund must hold that position for a minimum of one year. A portfolio manager who owns a security that is subsequently owned by a Fund may not sell that security until the Fund has sold its entire position in that security.

               (ii) Short Sales.  A security that is held by any Fund may not be
                    -----------
               sold short by any access person. A security sold short by an access person that is subsequently purchased by a Fund must be covered by the access person immediately upon discovery that a Fund is purchasing the security. Such purchases will be exempt from the restrictions of subparagraph d herein, but no access person may receive a better intra-day price than any Fund.



          b.   NOT HELD BY A FUND.

               (i) Portfolio Managers No Portfolio Manager may purchase or sell,
                   ------------------
               directly or indirectly, any security that is in his or her Universe.

               (ii) Non-Portfolio Managers  Access Persons who are not portfolio
                    ----------------------
               managers may purchase securities in the Universe if such purchase is consistent with paragraph 1 and the other restrictions of this paragraph 2, subject to the requirements of paragraph F hereof.

               INVESTMENT-RELATED EMPLOYEES must first pitch the security to any portfolio manager who covers the Universe of the security, and the portfolio managers must decline interest prior to approval being granted. If the portfolio manager is interested, paragraph
               (C)(1) controls.

               (iii) Holding Periods  The minimum  holding period is six months.
                     ---------------
               If a Fund should subsequently purchase the security, the holding period is increased to one year from the time of purchase. If all Funds have sold their entire positions, the minimum holding period will be reduced to six months. Portfolio managers are subject to the additional restrictions of paragraph (C )(2)(a)(i) above. If an access person has entered into a legitimate HEDGING TRANSACTION, as long as the underlying security has been held for a minimum of six months, the hedge may be closed in less than six months, upon receipt of the appropriate approvals.

     3. RESTRICTED PERIODS. No access person may buy or sell a security within fifteen calendar days after a Fund trades in that security. If a Fund purchases or sells a security within seven days after an access person purchases or sells such security, the Fund must receive the better price, pursuant to paragraph E(3) and (4) hereof.

     4. PUBLIC OFFERINGS. No access person may acquire any security in any initial or secondary public offering.

     5. PRIVATE OFFERINGS. No access person may acquire any securities in a private placement without prior approval. The Designated Persons shall consider, among other things, whether the investment opportunity should be reserved for a Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position with the Funds, the Adviser or BCI. Should the acquisition be authorized and should a Fund subsequently consider an investment in such issuer, the acquisition must be disclosed and the decision to purchase the securities of that issuer should be subject to an independent review by a person with no personal interest in the issuer.

     6. TRANSACTIONS IN BARON MUTUAL FUNDS. Access persons shall report all transactions in Baron mutual funds, consistent with the reporting provisions contained in paragraph G below. Any investment in any Baron mutual fund by an access person must be held for a minimum of six months. All sales of Baron mutual funds must be approved in advance, in accordance with the pre-clearance provisions of paragraph F herein. Purchases do not require pre-clearance. Access persons must arrange to have duplicate confirms sent to the legal department.

     7. An access person becomes subject to this Code of Ethics upon commencement of his or her employment with Baron Capital. Securities positions acquired prior to employment with the firm are subject to the restrictions of the Code of Ethics as of commencement of employment.

D.   EXEMPTIONS
     ----------

1.   The prohibitions of paragraph C of this Code shall not apply to:
     a. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.
     b. Purchases or sales that are non-volitional on the part of the access person.
     c.   Purchases which are part of an automatic dividend reinvestment plan.
     d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

2. SPECIAL EXCEPTIONS. Notwithstanding the prohibitions of paragraph C hereof, purchases or sales by access persons which receive the prior written approval of the Designated Persons which are only remotely potentially harmful to a Fund because:
     a.   they would be very unlikely to affect a highly institutional market,
     b. they clearly are not related economically to the securities to be purchased, sold or held by a Fund, or
     c. special circumstances exist and the grant of special approval for a transaction would not be inconsistent with the general purposes of this Code of Ethics.

3. TRANSACTIONS BY SPOUSES AND CHILDREN. Spouses and non-dependent children who make their own investment decisions may be exempt from the holding periods in any stock (i) which was not owned by any of the Funds as of the last published report or (ii) which is not otherwise known by the spouse to be owned by the Funds, subject to the conditions set forth in paragraph
     (F)(4). All access persons are responsible for ensuring that their respective spouses or children who effect transactions in securities have knowledge that the Funds holdings, which are publicly available every quarter (on the Funds web site or quarterly shareholder letters).

E.   ADDITIONAL PROHIBITIONS; PENALTIES
     ----------------------------------
     1. No access person may receive any gift or other thing of more than DE MINIMIS value from any person or entity that does business with or on behalf of the Funds without the advance approval of the Designated Persons.
     2. No advisory person may serve on the board of directors of a publicly traded company absent prior authorization based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders. Where board service is authorized, advisory persons serving as directors generally should be isolated from making investment decisions with respect to those companies.
     3. If a Fund purchases or sells a security within seven days of an access person's purchase or sale in that security, the Fund must receive the better price or the equivalent thereof.
     4. Any profits realized on transactions in violation of this Code of Ethics must be disgorged within five days of notification of the amount by the Designated Persons.

F.   PRE-CLEARANCE AND BROKERAGE
     ---------------------------
     All access and advisory persons and any other person so designated must preclear all securities transactions subject to this Code using the firms pre-clearance form as follows. All necessary approvals must be obtained before any transaction orders are entered. The pre-clearance requirement applies to all securities beneficially owned or that will be beneficially owned as a result of the transaction (including transactions for or on behalf of a spouse, dependant or the account of any entity controlled by the access or advisory person or of which such access or advisory person or immediate family member is a direct or indirect beneficiary or any account over which the access person exercises investment discretion).
     1. For securities subject to this Code, a fully completed pre-clearance form must be signed by both of the Designated Persons. If a Designated Person is not available in person, a verbal instructions may be given.
     2. All access persons must effect all personal securities transactions through a broker-dealer designated by the Board of Trustees. Exceptions may be granted by the Board of Trustees or the Designated Persons upon good cause shown in a written memo.
     3. The approval is valid only for the day on which it is given. A continuance for a limited period of time may be granted by the Designated Persons, in writing, upon good cause shown.
     4. Transactions by spouses or children. A limited exemption to the preclearance requirement applies to purchases or sales by an access persons spouse or child who makes his/her own investment decisions, subject to the following conditions.

          a. Unless the spouse or child is employed by a broker/dealer or other financial institution that requires a personal account be maintained at such firm, all transactions must be placed through an account established at a designated brokerage firm or at a firm that provides electronic access to the account on terms acceptable to the Funds.
          b. This exemption shall not be available if such spouse knows or reasonably should know that a Fund either owns the security or is considering purchasing or selling the security.
          c. The pre-clearance exemption shall not apply to any transaction in any security held by a Fund as reported in a Fund's most recently published holdings report. All access persons are responsible for ensuring that their respective spouses or children who effect transactions in securities have knowledge that the Funds holdings, which are publicly available every quarter (on the Funds web site or quarterly shareholder letters).
          d. This exemption shall not exempt any spouse or child from compliance with the reporting provisions of paragraph G of this Code.

G.   REPORTING
     ---------

     1. Every access person shall report to the Funds, or to a person designated by the Funds' Board of Trustees for this purpose, the information described herein with respect to securities in which such person has or acquires any direct or indirect beneficial ownership in the security; provided, however, that such reporting person shall not be required to make reports with respect to any account and/or transaction over which such person does not have any direct or indirect influence; or where it would duplicate information recorded pursuant to Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940.

     2. DUPLICATE CONFIRMS Every access persons is required to have duplicate copies of all relevant brokerage statements sent to the legal department at Baron Capital. Duplicate copies of all Baron mutual fund transactions must also be arranged. Duplicate confirms must be provided by all persons subject to this Code of Ethics (including spouses, dependent children and trusts).

     3. A DISINTERESTED TRUSTEE need only report a transaction in a security if such Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Funds, should have known that, during the 15-day period immediately preceding the date of the transaction by the Trustee, such security was purchased or sold by a Fund or was being considered for purchase or sale by the Adviser.

     4. QUARTERLY REPORTS. Not later than 10 days after the end of the calendar quarter in which a transaction was effected, each access person shall report the following information with respect to any security, in which the access person had any direct or indirect beneficial ownership:

          a. the date of the transaction, the title and the number of shares, and the principal amount of each security involved;
          b. the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
          c.   the price at which the transaction was effected;
          d. the name of the broker, dealer or bank with or through whom the transaction was effected; and
          e.   the date that the report is submitted by the access person.
          f. each access person shall also report every transactions in the Baron funds (except automatic dividend re-investments), specifying the account, date of transaction, number of shares and total dollar amount of the transaction.

     5. HOLDINGS REPORTS. In addition to the quarterly reports, all access persons shall be required to disclose all personal securities accounts and all personal securities holdings of which the access person is the direct or indirect beneficial owner, including mutual funds and securities held by or for the account of an immediate family member (spouse, dependants) and for the account of any entity controlled by the access person or of which such access person or immediate family member is a direct or indirect beneficiary, within 10 days of commencement of employment and thereafter on an annual basis as of September 30 of each year and/or at any other time as requested by the firm. The information in the reports must be current as of a date no more than 30 days before the report is submitted. The reports must contain the title, number of shares and principal amount of each security and the name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held. All such reports must be provided within the time specified in the request. All violations shall be reported to the Board of Trustees.

     6. CAPITAL GAINS REPORTS. Each access person shall be required to submit annually a copy of Schedule D of his or her federal tax return at the time of the filing thereof. The Schedule D must be accompanied by a signed statement representing that the Schedule D is a true and correct copy of the Schedule D as filed with that such persons federal tax return for that calendar year. Persons who file tax returns pursuant to an extension request after April 15 should submit a signed statement to that effect by April 15 and undertake therein to submit the Schedule D no later than the federal due date. Every access person must report securities transactions for any account of an immediate family member (spouse, dependants) and for the account of any entity controlled by an access person or of which such access person or immediate family member is a direct or indirect beneficiary. Excluded from the reporting requirements are transactions for the account of an access person or immediate family member over which the access person or immediate family member has no direct or indirect control with respect to the selection of the securities therefor.

     7. Any of the reports may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     8. All reports required to be filed pursuant to subparagraphs 4, 5 and 6 of this paragraph G shall be reviewed by the persons listed in Part III of the Supplement to the Code of Ethics.

     9. The Funds, BAMCO and BCI shall furnish to the Funds' Boards of Trustees, and the Boards of Trustees must consider, a written report that (i) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Funds, BAMCO and BCI, as applicable, have adopted procedures reasonably necessary to prevent access persons from violating the Code.

H.   CERTIFICATION OF COMPLIANCE
     ---------------------------
     All access persons and Disinterested Trustees shall be required to certify annually that they have read and understand the Code and recognize that they are subject thereto, that they have complied with the requirements of the Code, and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

I.   SANCTIONS
     ---------
     Upon discovering a violation of this Code, the Board of Trustees of the Funds may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator and/or a disgorging of any profits.

                                BARON ASSET FUND
                              BARON CAPITAL FUNDS
                               BARON SELECT FUNDS
                                   BAMCO, INC
                              BARON CAPITAL, INC.

                                 Code of Ethics

     I fully understand and hereby agree to be bound by the Firms Code of Ethics dated January 30, 2004.

Signature:
           --------------------------------

Print Name:
           --------------------------------

Date:
           -------------------------

                                BARON ASSET FUND
                              BARON CAPITAL FUNDS
                               BARON SELECT FUNDS
                                  BAMCO, INC.
                              BARON CAPITAL, INC.

                               SUPPLEMENT TO THE
                                 CODE OF ETHICS

I "UNIVERSE" as described in Section B (14) of the Code of Ethics includes all securities that may be considered for investment for a particular Fund portfolio.

II   DESIGNATED PERSONS & Broker

     The following individuals are currently the DESIGNATED PERSONS under the Code of Ethics:

                     Linda Martinson
                     Morty Schaja

     NOTE:
     ----

     The signatures of both Designated  Persons are required to be in compliance
                       ----
     with the pre-clearance procedures of the Code of Ethics.

     The DESIGNATED BROKERS are Charles Schwab, and in some limited circumstances, Baron Capital. Employees who want to trade through another broker must submit a written request and get authorization from the Designated Persons or the Board of Trustees.

III  REVIEW PERSONNEL

     The following individuals are currently assigned to review the reports required pursuant to paragraph H of the Code of Ethics:

        Archina D'Agostino

        Sally Kusactay

    who report to Linda Martinson

Dated: January 30, 2004


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